Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Share Incentive Plan and 2020 Employee Share Purchase Plan of JFrog Ltd. of our reports dated February 14, 2025, with respect to the consolidated financial statements of JFrog Ltd. and the effectiveness of internal control over financial reporting of JFrog Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

February 14, 2025	/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of Ernst & Young Global